Exhibit 5.1

VINFAST AUTO LTD.	BY EMAIL
61 Robinson Road	PRIVATE AND CONFIDENTIAL
#06-01, 61 Robinson
Singapore 068893
Attention: The Board of Directors

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
EWK/THM/HRE/362858/00009	N/A	12 November 2025	1/12

Dear Sirs

VINFAST AUTO LTD. (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-3 OF THE COMPANY

1.	Introduction

We have acted as Singapore legal counsel to VinFast Auto Ltd. (Company Registration No.: 201501874G), a public company limited by shares incorporated under the laws of the Republic of Singapore in connection with the registration statement on Form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on 12 November 2025 (as amended, the “Registration Statement”) for:

(a)	the sale from time to time by Vietnam Investment Group Joint Stock Company (“VIG”) and Asian Star Trading & Investment Pte. Ltd. (“Asian Star”) of an aggregate of up to 130,000,000 ordinary shares that were originally issued prior to the Company’s business combination with Black Spade Acquisition Co, a Cayman Islands exempted company that has since been renamed “SpecCo Ltd” (“Black Spade” or “BSAQ”) (the “Business Combination”) at prices ranging from USD0.0105 per share to USD13.05 per share (on an adjusted basis to give effect to a share split and a share consolidation prior to the Business Combination) (the “Affiliate Resale Shares”); and

(b)	the issuance, from time to time, by the Company of up to 3,320,822 ordinary shares of the Company (the “Public Warrant Shares”) issuable upon the exercise of 3,320,822 warrants of the Company outstanding as of 12 November 2025 (“Outstanding Company Warrants”) that were issued in exchange for redeemable warrants previously issued by Black Spade Acquisition Co (“BSAQ”) (the “BSAQ Public Warrants”) and each BSAQ Public Warrant entitling the holder thereof to purchase one Class A ordinary share of BSAQ, par value USD0.0001 per share, at an exercise price of USD11.50 per share, subject to adjustment) in connection with the Business Combination, such exercise of the Outstanding Company Warrants being undertaken pursuant to the BSAQ Warrant Agreement (as defined below), as amended and supplemented by the Warrant Assumption Agreement (as defined below),

(collectively, the “Transactions”)

We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	Documents

For the purposes of this opinion, we have examined and relied on the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the business combination agreement dated 12 May 2023 entered into between the Company, BSAQ and Nuevo Tech Limited (“Merger Sub”) (as amended by the First Amendment to Business Combination Agreement dated 14 June 2023 the “Business Combination Agreement”), providing for a business combination pursuant to which inter alia new ordinary shares in the capital of the Company, credited as fully paid, were allotted and issued to the shareholders of BSAQ pursuant to the terms of the Business Combination Agreement and as a result of the consummation of the merger of Merger Sub with and into BSAQ in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Merger”), with BSAQ being the surviving company, continuing its existence under the Cayman Islands Companies Act as a direct wholly-owned subsidiary of the Company;

(c)	a copy of the warrant agreement dated 15 July 2021 between BSAQ and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) (the “BSAQ Warrant Agreement”);

(d)	the assignment, assumption and amendment agreement dated 11 August 2023 between the Company, BSAQ and the Warrant Agent, amending the terms of the BSAQ Warrants (the “Warrant Assumption Agreement” pursuant to which BSAQ assigned to the Company all of its rights, interests, and obligations in and under the BSAQ Warrant Agreement and which amends the BSAQ Warrant Agreement to change all references to Warrants (as such term is defined therein) to warrants of the Company, with each such warrant representing the right to subscribe for, from the Merger Effective Time (as defined in the Business Combination Agreement), one ordinary share of the Company at no par value (and all references to Class A ordinary shares (as such term is defined therein) underlying such warrants is amended to Company Ordinary Shares (as such term is defined therein));

(e)	a copy of the Company’s Certificate Confirming Incorporation of Company dated 19 January 2015 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(f)	a copy of the Company’s Certificate Confirming Incorporation Upon Conversion dated 31 July 2023 issued by ACRA;

(g)	a copy of the constitution of the Company in effect as at 31 July 2023 (the “Listing Constitution”);

(h)	copies of the minutes or as the case may be, resolutions in writing of the board of directors of the Company dated 19 January 2015, 12 March 2021, 22 November 2021, 30 November 2021, 7 December 2021, 7 December 2022, 16 December 2022, 11 May 2023, 31 July 2023, 1 August 2023, 10 August 2023, 14 August 2023, 30 August 2023 and 7 September 2023;

(i)	copies of the minutes or as the case may be, resolutions in writing passed by the shareholders of the Company dated 12 March 2021, 6 December 2021, 28 December 2021, 7 January 2022, 13 December 2022, 11 May 2023, 30 June 2023, 31 July 2023, 1 August 2023, 10 August 2023 and 14 August 2023;

(j)	a copy of the constitution of the Company first adopted on 19 January 2015 and as amended on 8 November 2021, as a private company (“Private Company Constitution”);

(k)	a copy of the results of the instant information (company) search (“ACRA Search”) of the Company through BizFile, being the business service portal of ACRA (the “Service”) as at 12 November 2025; and

(l)	copies of such other documents as we have considered necessary or desirable in order that we may render this opinion.

Other than the documents expressly referred to above in this paragraph 2 (the “Documents”), we have not reviewed any other document or carried out any other enquiries or investigations (including without limitation, any due diligence on the Company) for the purposes of giving this opinion. We have assumed that the Documents contain all information required for the purposes of this opinion and as a basis for the opinions expressed herein, and there is no information contained in any other document which has not been provided to us for our review or any information not disclosed to us and which would, if so provided or disclosed, require us to amend or vary this opinion or make any further inquiry or investigation which would, in our judgment, be necessary or appropriate, for the purposes of expressing the opinions set forth herein. Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any of the Documents.

3.	Scope

This opinion relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts (the “Applicable Laws”), and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In particular:

(a)	we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation laws of any jurisdiction (including Singapore except to the extent expressed in the opinions set forth herein); (ii) that the future or continued performance of a party’s obligations or the consummation of the Transactions and/or any other documents entered into by it will not contravene any laws of Singapore, its application or interpretation if altered in the future; and (iii) with regard to the effect of any systems of law (other than the laws of Singapore) even in cases where, under the laws of Singapore, any foreign law should be applied, and we therefore assume that any applicable law (other than the laws of Singapore) would not affect or qualify the opinions as set out below;

(b)	we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of any Document or of facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any Document, save if and insofar as the matters represented are the subject matter of a specific opinion herein; and

(c)	Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions, this opinion may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by the laws of Singapore.

In respect of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement, we have assumed due compliance with all matters concerning the laws of all other relevant jurisdictions (other than Singapore).

This opinion speaks as of the date hereof, and no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may, affect this opinion in any respect.

4.	Assumptions

For the purposes of this opinion, we have assumed (without making any investigation) the following:

(a)	each party to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement (other than the Company) is duly incorporated and validly existing under the laws of the country of its incorporation and its place of business, and has the power to carry on its business as provided in its memorandum and articles of association or other constitutional documents and is capable of suing and being sued in its own name;

(b)	each of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement is legal, valid, binding and enforceable in accordance with its terms for all purposes under the laws of the State of New York and the laws of all other relevant jurisdictions and the Applicable Laws;

(c)	the Merger has become and is effective in accordance with the Business Combination Agreement, the Ancillary Agreements (as defined in the Business Combination Agreement) and the applicable law and regulations;

(d)	the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement and the rights and obligations of the parties therein (other than the Company), are within the respective capacities and powers of, and has been validly authorised, executed, delivered and (if appropriate) authenticated by all the parties thereto (other than the Company) in accordance with all relevant laws of that party’s jurisdiction of incorporation and its constitutional documents and such authorisations remain in full force and effect and have not been revoked or varied as at the date of this opinion;

(e)	that each of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement (i) is in full force and effect, has not been terminated or amended, (ii) has been unconditionally delivered by each of the parties thereto and is not subject to any escrow or other similar arrangement and has been executed by each of the parties thereto in its own capacity and not as trustee or agent and (iii) is legal, valid, binding and enforceable in accordance with its terms for all purposes under all relevant laws;

(f)	the execution and delivery by each of the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement and the performance of its obligations thereunder do not contravene (i) any provision of the laws or public policy of any jurisdiction outside Singapore, (ii) any provision of the constitutive documents of any of the parties (if a corporation and other than the Company, to the extent expressed in the opinions herein), (iii) any of the other agreements binding on it or any of its assets or (iv) any judgment, order or decree of any governmental authority or court outside Singapore having jurisdiction over it or any of its assets and no consent, approval, authorisation or order of or qualification with any governmental authority outside Singapore is required for the performance by any of the parties of their respective obligations under the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement;

(g)	the genuineness of any description, identity, legal capacity and authority of any signatory and the authenticity of all seals, chops and signatures and of any duty stamp or marking, the completeness and conformity to original instruments of all copies submitted to us (including the resolutions and minutes referred to in paragraphs 2(h) and 2(i)), documents referred to in this opinion and specified as being in draft form will be executed in the form of the draft presented to us with no amendments (other than amendments approved by us) and that any document submitted to us is true and complete, up to date and continues in full force and effect;

(h)	all signatures on the copies of the executed documents reviewed by us which were applied by electronic means satisfy the requirements set out in the Electronic Transactions Act 2010 of Singapore for the valid and proper use of electronic signatures in contracts and transactions;

(i)	that the copies of the Private Company Constitution, Listing Constitution, Certificate Confirming Incorporation of Company and Certificate Confirming Incorporation Upon Conversion submitted to us for examination are true, complete and up-to-date copies;

(j)	that the directors’ resolutions and the shareholders’ resolutions of the Company referred to in paragraphs 2(h) and 2(i) above were duly and properly passed in accordance with the Constitution of the Company for the time being in force and remain in full force and effect and have not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed;

(k)	all factual statements, warranties and representations contained in the documents referred to herein (including the Documents referred to in paragraph 2 above), including all factual representations, warranties and undertakings set out in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement are true, complete, accurate and correct and not misleading and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(l)	in entering into the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement and (in respect of the Company) in approving the preparation, execution and filing of the Registration Statement with the Commission, the entry into the transactions contemplated in the Registration Statement and the execution of, and entry into, the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement, (i) each party thereto (as the case may be) has done or will do so (as the case may be) in good faith and in furtherance of its substantive objects and for the legitimate purpose of carrying on its business, (ii) each director and officer of such party has been duly appointed in accordance with applicable laws and the constitutive documents of the relevant party in force at that time and has properly performed his or her duties (including but not limited to fiduciary duties to such party), acted in good faith in and having regard to all relevant matters, reasonably and honestly believed that the assumption and the performance by such party of its obligations thereunder (as the case may be) would be in its commercial interests and for its commercial benefit, and without intention to defraud any of the creditors of the Company;

(m)	the Company has not entered into any other agreement, document, arrangement or transaction which may in any way prohibit or restrict the issue of the Affiliate Resale Shares and/or the Public Warrant Shares;

(n)	each party to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement has or will obtain at the appropriate time and will maintain in force all approvals and authorisations required in connection with its entry into, and performance of its obligations under the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement;

(o)	each party to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement has not entered into any other agreement, document, arrangement or transaction which may in any way prohibit or restrict its right of entry into the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement or which may vary its rights or obligations under the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement, and the performance, execution or observance by any such party of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement is not contrary or in breach of any contractual or other obligations binding on it;

(p)	each party to the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement was not insolvent at the time of entering into the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement and did not become insolvent as a consequence of entering into the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement;

(q)	the Affiliate Resale Shares have been issued and delivered by the Company against payment of the full consideration payable for the Affiliate Resale Shares as set forth in the terms of the subscription(s) for such Affiliate Resale Shares, and in accordance with the Constitution of the Company for the time being in force and the terms in respect of such subscription(s);

(r)	the Outstanding Company Warrants were issued and delivered by the Company in accordance with the terms of the Constitution of the Company for the time being in force, the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement;

(s)	the Public Warrant Shares will only be issued and delivered if and when the Outstanding Company Warrants are exercised in accordance with their terms and against payment of the full consideration payable for the Public Warrant Shares as set forth in the BSAQ Warrant Agreement and the Warrant Assumption Agreement;

(t)	the information disclosed in the ACRA Search:

(i)	is true and complete and reveals all matters which are capable of being revealed and are required to be notified to ACRA notwithstanding such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(ii)	has not since been materially altered; and

(iii)	does not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search;

(u)	no transaction in connection with, or contemplated by, the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement constitutes or will constitute a transaction at an undervalue, an unfair preference, an extortionate credit transaction, fraudulent trading, wrongful trading or a transaction defrauding creditors within the meaning of Sections 224, 225, 228, 238, 239 and 438 respectively of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (“IRDA”) and we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement or any of the transactions contemplated pursuant to the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement in any jurisdiction;

(v)	the Company was not, at the time of entering into the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement, insolvent or otherwise unable to pay its debts within the meaning of Section 125(2) of the IRDA (for which purpose account is to be taken of its contingent and prospective liabilities) and has not become so insolvent or otherwise unable to pay its debts in consequence of its entry into or its performance of its obligations under the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement ;

(w)	all consents, approvals, permits, licences, exemptions, waivers or orders required from and all lodgements, filings, notifications, recordings or registrations with any governmental or regulatory body or agency outside Singapore and all stamping requirements outside Singapore in connection with the execution, delivery, performance, legality, validity and enforceability of the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement, have been or will be duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(x)	none of the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement are or will be acting through their respective offices in Singapore in connection with the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement or the transactions contemplated thereby or to the extent that any of them may so act, all authorisations, approvals, consents, licences, permits, orders, waivers and exemptions from, and all filings and registrations with, any Singapore governmental, regulatory or public authority or body under applicable laws have been duly obtained, are in full force and effect and are unconditional. We do not express any opinion as to the effect on our opinions expressed herein of any compliance or non-compliance with any laws or regulations applicable to any party to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement or the legal or regulatory status or nature of the business of any party (other than with respect to the Company to the extent necessary to render the opinions set forth herein);

(y)	the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement are not, and will not be, engaging in, nor is any such party aware of, misleading or unconscionable or improper conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement which might render the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement, or any relevant transaction or associated activity illegal, void or voidable, irregular or invalid;

(z)	we have not, for the purposes of this opinion, reviewed the terms of the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement and have assumed that all agreements and obligations entered into by the parties to the BSAQ Warrant Agreement and the Warrant Assumption Agreement, have been and/or will be complied with, none of the parties to the BSAQ Warrant Agreement and the Warrant Assumption Agreement are in breach of any of the terms and conditions of the BSAQ Warrant Agreement and the Warrant Assumption Agreement and no grounds exist or will exist (with the giving of time or notice) for any of the parties to terminate the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement and that nothing in the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement would affect or qualify the opinions as set out below; and the execution and delivery by each of the parties to the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement and the performance of its obligations thereunder do not contravene (i) any provision of the laws or public policy of any jurisdiction, (ii) any provision of the constitutive documents of any of the parties (if a corporation), (iii) any of the other agreements binding on it or any of its assets or (iv) any judgment, order or decree of any governmental authority or court outside Singapore having jurisdiction over it or any of its assets and no consent, approval, authorisation or order of or qualification with any governmental authority outside Singapore is required for the performance by any of the parties of their respective obligations under the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement;

(aa)	the choice of the laws of the State of New York as the governing law of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement has been made in good faith and not to avoid any laws which would otherwise apply, and will be regarded as a valid and binding selection which will be upheld in the courts of any relevant jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws (other than the laws of Singapore);

(bb)	except for what appears in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement, there are no dealings between the parties that affect the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement;

(cc)	to the extent that any of the obligations undertaken by the Company under the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement or any of the transactions contemplated under the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement constitute financial assistance under Section 76 of the Companies Act 1967 of Singapore (“Singapore Companies Act”), the Company has complied with the requirements under Section 76(9A), 76(9B), 76(9BA) or 76(10) of the Singapore Companies Act and has properly carried out and duly completed the procedures prescribed therein, and the requirements under Section 76(9C) and/or 76(CA) (as the case may be) have been and will be complied with by the Company prior to the giving of any financial assistance;

(dd)	there are no provisions of the laws or public policy of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws or public policy of any jurisdiction outside Singapore may be relevant, such laws have been and will be complied with;

(ee)	(i) at the time of the initial public offering of BSAQ, each unit of securities of BSAQ being offered (consisting of one Class A ordinary share of BSAQ and one-half of a BSAQ Public Warrant) was USD10.00 per unit, and (ii) each BSAQ Public Warrant has been exchanged for one Company Warrant;

(ff)	that the Affiliate Resale Shares have been duly registered in the names of the persons who are issued and allotted the Affiliate Resale Shares in the register of members of the Company, or in the name of the Depository Trust Company or its nominee, as the case may be, and the certificate(s) for the Affiliate Resale Shares have been duly issued and delivered in accordance with the provisions of the Singapore Companies Act;

(gg)	that the Public Warrant Shares to be issued upon the exercise of the Outstanding Company Warrants will be duly registered in the names of the persons who are to be issued and allotted the Public Warrant Shares in the register of members of the Company, or in the name of the Depository Trust Company or its nominee (as the case may be), and the certificate(s) for the Public Warrant Shares will be duly issued and delivered in accordance with the provisions of the Singapore Companies Act;

(hh)	that the Outstanding Company Warrants which have been issued are duly registered in the register of warrantholders of the Company, or in the name of the Depository Trust Company or its nominee, as the case may be and the certificate(s) for the Outstanding Company Warrants have been duly issued and delivered in accordance with the provisions of the Singapore Companies Act;

(ii)	the Company was not established as a vehicle for fraud or evasion of existing legal obligations, or a sham to conceal the true state of affairs between the Company and the counterparties to the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement and there is a bona fide distinction between the business of the Company and the counterparties to the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement;

(jj)	all agreements and obligations entered into by the Company, including but not limited to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement examined by us, have been complied with, all conditions precedent in any agreements or documents provided to us have been fulfilled, none of the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement are in breach of any of the terms and conditions of the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement and no grounds exist or will exist (with the giving of time or notice) for any of the parties to terminate the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement and that nothing in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement would affect or qualify the opinions as set out below;

(kk)	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will be in compliance with all applicable laws of relevant jurisdictions at the time the Affiliate Resale Shares and the Public Warrant Shares are offered as contemplated by the Registration Statement, and all the Affiliate Resale Shares and the Public Warrant Shares will be duly offered or issued, sold, registered and delivered in accordance with the terms of the applicable laws of the relevant jurisdictions in the manner stated in the Registration Statement and the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement ;

(ll)	that the directors’ resolutions and the shareholders’ resolutions of the Company referred to in paragraphs 2(h) and 2(i) above were duly and properly passed in accordance with the Constitution of the Company for the time being in force and remain in full force and effect and have not been revoked, rescinded or varied as at the date of this opinion, and such resolutions where required to be filed with ACRA have been duly filed, and that all signatures of the persons named in each of the resolutions in writing are authentic and genuine, and no resolution or other action has been taken that may affect the validity of the resolutions referred to in this opinion and, with respect to directors’ resolutions, the interests of each director required to be disclosed and the exercise of powers by such interested directors, in each case pursuant to applicable laws and the Constitution of the Company for the time being in force were duly disclosed and observed; no action has been taken or will be taken and none of the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement nor any of their respective officers or employees has any notice of any matter which would affect the validity and regularity of such resolutions; all factual statements, warranties and representations made or implied in the documents referred to herein (including the Documents referred to in paragraph 2 above), including all representations, warranties and undertakings set out in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement are or will at the time of execution of the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement be true, complete, accurate and correct and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(mm)	none of the parties to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement is entitled to claim immunity from suit, execution, attachment or legal process in any proceedings taken in Singapore in relation to the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement;

(nn)	insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Laws, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein;

(oo)	the Company will have obtained, at the time of each allotment and issue of the Public Warrant Shares, satisfaction or waiver of all applicable pre-emption rights, and receipt of all necessary directors’ resolutions and the shareholders’ resolutions of the Company for such allotment and issue of the Public Warrant Shares, including a mandate from the shareholders of the Company to allot and issue such Public Warrant Shares pursuant to Section 161 of the Singapore Companies Act (the “Share Issue Mandate”) which Share Issue Mandate will not have expired in accordance with its terms or been previously revoked by the Company in a general meeting, such resolutions being duly and properly passed in accordance with the Constitution of the Company for the time being in force and the Singapore Companies Act, remaining in full force and effect and having not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed; and.

(pp)	each of the Documents is not amended in a manner which would have the effect of rendering any of our opinions in paragraph 5 below inaccurate.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

5.	Opinion

Based on our review of the Documents and subject to the assumptions, qualifications and limitations set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Affiliate Resale Shares are validly issued, fully paid and non-assessable;

(b)	the Public Warrant Shares to be subscribed and issued in accordance with the BSAQ Warrant Agreement and the Warrant Assumption Agreement following the exercise of the Outstanding Company Warrants (if and when exercised in accordance with their terms and against payment of the full consideration payable for the Public Warrant Shares as set forth in the BSAQ Warrant Agreement and the Warrant Assumption Agreement), when issued and delivered by the Company in accordance with the Listing Constitution will be validly issued, fully paid and non-assessable; and

(c)	the Outstanding Company Warrants are validly issued.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Affiliate Resale Shares and the Public Warrant Shares means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

6.	Qualifications

Our opinions expressed in this opinion are subject to the following further qualifications:

(a)	we express no opinion as to any laws other than the Applicable Laws as in force as at the date of this opinion and insofar as any law other than the Applicable Laws may be relevant to this opinion, we have taken no account of, and have made no investigation of, such laws and have assumed that no such laws would affect the opinions stated herein;

(b)	we have not undertaken any independent investigation or verified the accuracy or completeness of the facts and information (including any statements of foreign law) of the information which we have obtained (including the Documents or documents incorporated by reference in any of the Documents) and we are not responsible for investigating or verifying the correctness of any such facts or information or whether any material fact has been omitted from such documents (including the Documents or documents incorporated by reference in any of the Documents). We do not express any opinions as to any matters of fact generally, including statements of foreign law, or the reasonableness of any statements of opinion;

(c)	the information that we obtained from the Service may not, however, be complete or up-to-date and may in fact contain errors or omissions because the requisite notices or resolutions may either not have been filed by the relevant persons with the Service in a timely manner or having been filed with the Service, have not been processed (or been delayed in its processing) by the Service and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Service or as a result of incomplete or inaccurate information contained in the filings made with the Service;

(d)	under Singapore law, holders of book-entry interests in the shares of the Company deposited with the Depository Trust Company will not be recognised as shareholders of the Company unless registered as such in the register of members of the Company; and

(e)	we express no opinion as to any of the documents that may be referred to in the Business Combination Agreement, the BSAQ Warrant Agreement and the Warrant Assumption Agreement nor information or documents incorporated by reference in any of the Documents nor to documents executed or transactions effected ancillary to the Business Combination Agreement, the BSAQ Warrant Agreement and/or the Warrant Assumption Agreement or any other matters, except such Documents as have been set forth in paragraph 2 herein (excluding documents incorporated by reference in any of the Documents).

No qualification specified above or any other part of this opinion is limited by reference to any other qualification.

7.	We hold ourselves out as only having legal expertise and our statements in this opinion are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the Transactions, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

8.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

9.	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Registration Statement, the Business Combination Agreement, the BSAQ Warrant Agreement, the Warrant Assumption Agreement or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP
Rajah & Tann Singapore LLP